Period Ended April 30, 2003

John Hancock World Fund
- John Hancock Pacific Basin Equities Fund
Series -  2
NAV per share - Class C     $7.66


- John Hancock Health Sciences Fund Series - 3 NAV per share - Class C 32.82


- John Hancock European Equity Fund Series - 5 NAV per share - Class C $6.60


- John Hancock Communications Fund
Series -  6
NAV per share - Class C       $4.29


- John Hancock Consumer Industries Fund Series - 7 NAV per share - Class C $8.89

   John Hancock Biotechnology Fund
 Series -  8
NAV per share - Class C     $5.50


-      John Hancock International Small Cap Growth Fund
 Series -  9
NAV per share - Class C    $7.27